SYMMETRY PANORAMIC TRUST
INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of August 9, 2018, is by and among AQR Capital Management, LLC (the “Sub-Adviser”) Symmetry Panoramic Trust (the “Trust”), on behalf of the Funds listed in Exhibit A, each a series of the Trust (each, a “Fund” and together, the “Funds”), and Symmetry Partners, LLC (the “Adviser”).
WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company, and each Fund is a series of the Trust; and
WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to the Funds with regard to the Funds’ investments pursuant to an Investment Advisory Agreement (the “Investment Advisory Agreement”); and
WHEREAS, the Trust’s Board of Trustees (the “Board” or  “Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act of any party to this Agreement, and the Funds’ shareholders to the extent required under applicable law and regulation have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Trust, on behalf of the Funds, pursuant to this Agreement and the Sub-Adviser is willing to perform such services for the Funds; and
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Trust and the Sub-Adviser as follows:
1.
Appointment. The Trust and the Adviser hereby appoint the Sub-Adviser to perform advisory services for the Funds for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.
Investment Advisory Duties. Subject to the supervision of the Trustees and the Adviser, the Sub-Adviser will, in coordination with the Adviser as described below: (a) provide a program of continuous investment management for all or a portion of the Funds’ assets (with subsequent references to “Fund” or “Funds” with respect to Sub-Adviser’s obligations hereunder to refer only to the portion of a “Fund’s” or “Funds’” assets allocated by the Adviser to the Sub-Adviser); (b) with respect to such assets, make investment decisions for the Funds; and (c) place orders to purchase and sell securities and/or instruments for the Funds in accordance with the Funds’ investment objectives, policies and limitations as stated in each Fund’s current Prospectus and Statement of Additional Information (the “Registration Statement”) as provided to the Sub-Adviser by the Adviser, as they may be amended from time to time; provided, that the Adviser shall provide the Sub-Adviser reasonable advance notice of any change to such investment objectives, policies and limitations.  It is understood that the Sub-Adviser may manage a portion, all or none of each Fund’s assets and the Adviser has the right to allocate and reallocate the Funds’ assets at any time.

   The Sub-Adviser further agrees that, in performing its duties hereunder, it will, with respect to each Fund:

(a)	Solely with regard to its responsibilities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with the Fund’s Registration Statement and any applicable policies and procedures adopted by the Trustees as set forth on Exhibit B. to this Agreement.  Notwithstanding the foregoing or anything else contained in this Agreement, Sub-Adviser shall not be required to comply with any requirements related to a Registration Statement, policy, guideline, procedure or instruction of the Trust or Adviser nor any amendment to, or any requirements related to new policies, procedures or guidelines of the Trust, the Trustees or Adviser, unless Sub-Adviser is notified in writing and is given a reasonable amount of time to implement such requirements and such requirements do not cause (i) Sub-Adviser to breach any legal, tax or regulatory requirement applicable to Sub-Adviser or the Fund, and/or (ii) any loss, damage, liability or competitive disadvantage to any other fund or account managed by Sub-Adviser;

(b)
use reasonable efforts to manage the Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Adviser shall not be responsible for any decisions made by or any actions taken by any person other than the Sub-Adviser, with any liability of Sub-Adviser under this Agreement subject to Section 11 (Liability) of this Agreement and the limitations stated therein;

(c)
place orders pursuant to its investment determinations for the Fund, in accordance with applicable investment objectives, policies and limitations expressed in the Fund’s Registration Statement or otherwise established through written guidelines established by the Fund and provided to the Sub-Adviser by the Adviser, including without limitation, Section 4 hereof;

(d)
furnish to the Trust and the Adviser whatever statistical information the Trust and/or the Adviser may reasonably request with respect to the Fund’s assets or investments. In addition, the Sub-Adviser will keep the Trust, the Adviser and the Trustees informed of developments that the Sub-Adviser reasonably believes will materially and adversely affect the Fund’s portfolio, and shall, on the Sub-Adviser’s own initiative, furnish to the Trust whatever information the Sub-Adviser believes appropriate for this purpose;

(e)
make available to the Adviser and the Trust, as soon as reasonably practicable upon their request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Adviser and the Trust in their compliance with applicable laws and regulations and requests by any regulatory authority. The Sub-Adviser will furnish the Trustees, the Adviser and the Trust with such periodic and special reports regarding the Fund and the Sub-Adviser’s obligations and services hereunder as they may reasonably request. For the avoidance of doubt, the Sub-Adviser shall not be responsible for the preparation or filing of any reports required of a Fund by any governmental or regulatory agency, except as expressly agreed to in writing;

(f)
the Sub-Adviser shall as soon as reasonably practicable respond to requests by the Adviser, the administrator, and the Trust’s Chief Compliance Officer (“CCO”) or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the Fund.  The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to Fund compliance matters, as may reasonably be requested by it from time to time, including without limitation all material reasonably requested to be delivered to the Board.

(g)
the Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to class actions. The Sub-Adviser’s only responsibility with respect to such matters shall be to cooperate with the Adviser and the Trust in making such filings, which shall include, upon reasonable request, providing any relevant information regarding the relevant Fund’s securities holdings to the Adviser;

(h)
provide reasonable assistance to the Adviser, custodian or recordkeeping agent for the Fund in determining or confirming the value of any portfolio securities, instruments or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.  For the avoidance of doubt, the Sub-Adviser’s obligations hereunder are to assist the Trust, Adviser and Fund only, and under no circumstances shall the Sub-Adviser be responsible or liable for liabilities arising from the valuation or pricing of securities, instruments or other assets of the Fund;

(i)
upon reasonable request assist the Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Adviser hereunder. Specifically, and without limitation to the foregoing, the Sub-Adviser agrees to provide certifications to the principal executive and financial officers of the Fund, provided that the content of such certifications relates only to the duties and obligations of the Sub-Adviser provided hereunder;

(j)
assist the Fund, and accordingly, the Trust’s CCO in complying with Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall upon request provide the CCO with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include (i) on-site visits with the Sub-Adviser from time to time (ii) a report of any material changes to the Sub-Adviser’s compliance policies; (iii) a report of any material compliance matter about which the Adviser or the Trustees would reasonably need to know to oversee Fund compliance, and that may involve, without limitation:  (A) a material violation of the securities laws by the Sub-Adviser or any of its officers, directors, employees or agents; (B) a material violation of the Sub-Adviser’s compliance policies by the Sub-Adviser or any of its officers, directors, employees or agents; and/or (C) a material weakness in the design or implementation of the Sub-Adviser’s compliance policies; and (iv)  an annual (or more frequently as the CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Adviser’s compliance program;

(k)
provide assistance as may be reasonably requested by the Adviser in connection with compliance by the Fund with legal and regulatory requirements related to the services provided by the Sub-Adviser hereunder

(l)
notify the Adviser and the Trust as soon as reasonably practicable to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority. The Sub-Adviser further agrees to notify the Trust and the Adviser as soon as reasonably practicable of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust for inclusion in the Registration Statement materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

(m)
notify the Adviser and the Trust as soon as reasonably practicable if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a “material adverse change” may include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;

(n)	use no material non-public information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information;

(o)	use its best judgment and efforts in rendering the advice and services contemplated by this Agreement; and

(p)
not consult with any sub-adviser of a portion of the Fund not managed by the Sub-Adviser, if applicable, or with any sub-adviser to any registered investment company or portfolio or series thereof under common control with the Fund, concerning transactions for the Fund in securities or other assets. Further, where the Sub-Adviser is one of multiple money managers managing a Fund, the Sub-Adviser’s responsibility for providing investment advice is limited to providing investment advice with respect to its discrete portion of the Fund’s portfolio.

3.
Investment Authority. The Sub-Adviser’s investment authority shall include, to the extent permitted under Section 2 hereof, the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), financial and commodity futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Funds and consistent with the Registration Statement.  Should Sub-Adviser materially modify its investment process with respect to its management of the Fund, it must provide written notice in advance to the Adviser.

In addition, the Sub-Adviser is authorized to negotiate, execute and acknowledge (all as the case may be) brokerage contracts, futures account agreements, ISDA Master Agreements, derivatives agreements, equity prime brokerage agreements, risk disclosure and other agreements on behalf of the Fund with brokers, dealers, futures commission merchants, banks or other agents or counterparties (each, a “Broker”) and perform such functions as it considers reasonable, necessary or convenient in order to carry out the purposes of this Agreement. The Trust understands it and the Fund will be bound by the terms of agreements executed by the Sub-Adviser on the Fund’s behalf to the same extent as if the Trust or the Fund had executed such agreement directly.  Under most such agreements, a Broker is generally granted a lien on, and a right to set off against, any of the Fund assets held in other accounts of the Fund maintained by such Broker, if any, in order to satisfy any indebtedness arising out of the trading activity, and the Broker has the right to liquidate the Fund’s account in the event of a default.  The Fund will remain liable for any amounts owed to Broker including any debit balances, losses or other amounts due as a result of the Sub-Adviser's trading on the Fund’s behalf, including commissions.  The Sub-Adviser may establish accounts in the name of the Fund and place orders for the execution of transactions in accordance with Fund’s investment policies and objectives with or through any Broker that Sub-Adviser may select in its own discretion and without notice to the Adviser or the Fund.  Such Brokers are authorized to act on instructions from the Sub-Adviser, including, but not limited to instructions with respect to transferring money, securities or other property between accounts held by such Broker or elsewhere on behalf of the Fund and to instruct the receipt or delivery of securities or property on behalf of the Fund. Brokers may rely on instructions from the Sub-Adviser until they have received written notice of the Adviser’s or Fund’s revocation, provided, however, that such revocation shall not be effective with respect to open positions or outstanding orders submitted by Sub-Adviser but not yet executed.  In order to meet margin or collateral requirements for futures, forwards, other derivative instruments or prime brokerage agreements, the Sub-Adviser may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or FCM accounts established hereunder as the Sub-Adviser deems desirable or appropriate, provided that Sub-Adviser’s actions are in accordance with the terms of this Agreement, the 1940 Act and the rules and regulations thereunder.

4.
Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section 2 hereof, the Trust or the Adviser shall supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably request to ensure Sub-Adviser’s compliance with its obligations hereunder.

5.	Representations, Warranties and Covenants of the Trust, Adviser and Sub-Adviser.

(A) The Trust represents and warrants to the Sub-Adviser that: (i) the retention of the Sub-Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Funds; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either a Fund or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Funds and when executed and delivered by the Adviser, on behalf of the Funds (and assuming due execution and delivery by the Sub-Adviser), will be the legal, valid and binding obligation of the Funds, enforceable against the Funds in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Adviser represents and warrants to the Sub-Adviser that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; (ii) this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser (and assuming due execution and delivery by the Sub-Adviser) will be the legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iii) it is registered as an investment adviser with the SEC; and (iv) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

In addition, the Adviser and Trust each hereby acknowledge, represent and warrant, as applicable, that:

i.
the Sub-Adviser intends to treat each Fund as an “exempt account” under Commodity Futures Trading Commission (“CFTC”) Regulation 4.7(c) under the Commodity Exchange Act (“CEA”) and needs to verify certain information in order for the Sub-Adviser to claim relief from the disclosure and certain recordkeeping provisions of the CEA.  Accordingly, the Adviser and Trust each hereby represent that each Fund is a “qualified eligible person” under CFTC Regulation 4.7 (“Qualified Eligible Person”).  The Adviser and Trust each agree to furnish the Sub-Adviser with such financial information as it may request to confirm a Fund’s status (or continuing status) as a Qualified Eligible Person and to inform the Sub-Adviser promptly if a Fund loses its status as a Qualified Eligible Person.

	ii.	each consents to each Fund being treated as an “exempt account” within the meaning of CFTC Regulation 4.7(c).

iii.
with respect to each of the Adviser, the Trust and each Fund (a) it is registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA), (b) it is excluded or exempt from such registration requirements and has made all required filings relating thereto, or (c) it is not required to be registered in any capacity with the CFTC or to be a member of NFA because it does not engage in any activity that comes within the definition of any of the registration categories in clause (a) of this section.

iv.
each will provide Sub-Adviser with reasonable advance notification (in no event less than 30 days) of any decision by the Adviser or Trust to (a) register and operate as a commodity pool operator on behalf of a Fund, if Adviser or Trust had previously claimed an exclusion or exemption from registration as a commodity pool operator on behalf of such Fund, or (b) operate a Fund under an exclusion or exemption from registration with the CFTC, if the Adviser or Trust had registered as a commodity pool operator on behalf of such Fund.

v.
Neither the Adviser, Trust nor the Funds, nor any person controlling, controlled by, or under common control with them, nor any person having a beneficial interest in them, is (i) a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, or (ii) a foreign shell bank (a bank without a physical presence in any country);

	vi.	Neither the Adviser, Trust nor the Funds is a senior foreign political figure, or an immediate family member or close associate of a senior foreign political figure; and

	vii.	Neither the Adviser’s, Trust’s nor Funds’ assets were derived from illegal activities.

(B) The Sub-Adviser represents and warrants to the Adviser and the Trust that: (i) it is authorized to perform the services hereunder; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser (and assuming due execution and delivery by the Adviser and the Trust) will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) it is registered as an investment adviser with the SEC; and (v) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

6.
Use of Securities Brokers and Dealers. In placing purchase and sale orders for the Funds with brokers or dealers, the Sub-Adviser will attempt to obtain “best execution” of such orders in accordance with, and as defined under, Sub-Adviser’s Best Execution policy. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Funds, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Sub-Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and the Sub-Adviser’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Sub-Adviser’s ability to engage in Section 28(e) Actions shall be subject to review by the Trustees from time to time, and if such Trustees reasonably determine that the Funds do not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Adviser shall be prohibited from engaging in the same.

Unless otherwise directed by the Trust or the Adviser in writing, the Sub-Adviser may utilize the service of whatever securities brokerage firm or firms it deems appropriate in accordance with its best execution obligations described above.  Prior to issuing any instruction to the Sub-Adviser that either (i) limits Sub-Adviser’s ability to select brokers and/or dealers for the Fund or (ii) mandates specific brokers and/or dealers to be used for the Fund, the Adviser and/or Trust will consult with Sub-Adviser to ensure the Sub-Adviser is able to implement such instruction.

7.
Compensation. For services specified in this Agreement, the Adviser agrees to pay a fee to the Sub-Adviser (the “Fee”) for the Fund assets managed by the Sub-Adviser as may be identified by the Adviser from time to time, at the annual rate provided for in Exhibit A.

The Fee shall be computed and accrued daily and paid monthly in arrears within 20 days after the end of each month, based on the average daily net asset value of the portion of each Fund allocated to the Sub-Adviser, with such net asset value  calculated in accordance with the manner provided in the then-current Registration Statement of the Funds.

The Adviser shall provide to the Sub-Adviser, promptly following request therefor, all information reasonably requested by the Sub-Adviser to support the calculation of the Fee and shall permit the Sub-Adviser or its agents, upon reasonable notice and at reasonable times and at Sub-Adviser’s cost, to inspect the books and records of the Fund pertaining to such calculation.

8.
Expenses. The Sub-Adviser will not be required to pay any expenses of the Funds except as expressly set forth in this Section 8. The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities it is obligated to provide in order to perform the services specified in Section 2, and any other expenses incurred by the Sub-Adviser in the performance of its duties hereunder.  All other expenses not specifically assumed by the Sub-Adviser hereunder are borne by the Fund or Adviser, including but not limited to, (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Funds; and (c) custodian fees and expenses

9.
Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Funds as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The Sub-Adviser also agrees that Fund records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act with respect to the Funds are the property of the Trust and will be surrendered promptly to the Trust upon its request, except that the Sub-Adviser may retain copies of such documents as may be required by law or Sub-Adviser’s recordkeeping procedures. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any Fund information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws and regulations. Each party shall make available to any other party, upon reasonable request, copies of any books, records, and other relevant information that enables the requesting party to comply with its obligations under applicable federal or state rules or regulations, including Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Advisers Act, that arise as a result of the Agreement. Each party shall reasonably cooperate to assist any other party with any review or audit conducted by that party or a third party designated by that party, for the limited purpose of ensuring compliance with obligations under applicable federal or state laws that the parties become subject to as a result of the Agreement.

10.
Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Funds as provided to the Sub-Adviser in accordance with this Agreement are adhered to, each Fund agrees that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation is done in a manner the Sub-Adviser considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

11.
Liability and Indemnification.  Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Adviser, the Trust, a Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other adviser, sub-Adviser, fiduciary and/or other person with respect to the Fund.

Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law by them (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Adviser, the Trust, a Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Adviser, the Trust or the Fund  arising as a result of any willful misfeasance, bad faith or gross negligence in the performance of Sub-Adviser’s duties or the reckless disregard of its obligations and duties under this Agreement.

The Adviser and the Trust, on behalf of the Funds, each, as applicable, hereby agrees to indemnify and hold harmless the Sub-Adviser, its directors, officers, employees, affiliates, agents and controlling persons (each an “Indemnified Party”) against any and all losses, claims, damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Agreement, the Trust or a Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Advisers Act, or other federal or state statutory law or regulation, at common law, through a civil suit or otherwise. It is understood, however, that nothing in this paragraph 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to which such Indemnified Party would otherwise be subject, as a result of its willful misconduct, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.  The indemnification in this Section 11 shall survive the termination of this Agreement.

The Sub-Adviser shall indemnify each of the Adviser, the Trust and the Funds, and their respective directors, officers, employees, affiliates, agents and controlling persons against any and all losses, claims, damages or liabilities (including reasonable attorneys fees and expenses), arising from the Sub-Adviser’s willful misconduct, bad faith or gross negligence in the performance of its duties under this Agreement, or by any reason of any reckless disregard of its obligations and duties under this Agreement.

12.
Services Not Exclusive. The services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Trust, or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to the Funds hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for a Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund as well as Sub-Adviser’s other clients. In connection with purchases or sales of portfolio securities for the account of a Fund, neither the Sub-Adviser nor any of its directors, officers or employees shall act as a principal. If the Sub-Adviser provides any advice to its clients concerning the shares of a Fund, the Sub-Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or a Fund.

The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds, and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Funds. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

13.	Materials. Each of the Adviser, the Trust and the Funds shall not make any representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials without prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub-Adviser prior to the filing of same with any regulatory authority and shall be afforded a reasonable opportunity to comment thereon. Notwithstanding the foregoing, (i) no approval by the Sub-Adviser shall be required for disclosures that solely serve to identify Sub-Adviser in its role as sub-adviser to a Fund, (ii) no use of Sub-Adviser’s logo is permitted without Sub-Adviser’s prior written consent.

14.
Duration and Termination. This Agreement shall become effective as of the date first written above (and, with respect to any amendment, the date of the amendment) and shall continue in effect with respect to a Fund for a period of no more than two years from that date (or the date a Fund was added to this Agreement pursuant to an amendment) and shall continue thereafter only so long as the continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated with respect to a Fund: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Sub-Adviser; or

(c) by the Sub-Adviser at any time without penalty, upon sixty (60) days’ written notice to the Trust and the Adviser. This Agreement will also terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate immediately with respect to a Fund upon written notification from the Adviser or the Trust if the Investment Advisory Agreement terminates with respect to that Fund.

15.
Amendments. This Agreement may be amended at any time, but only by the mutual written agreement of the parties, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Funds to which the amendment relates and by vote of a majority of the Trustees who are not interested persons of the Funds to which the amendment relates, the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

16.
Proxies. Unless the Adviser gives written instructions that the right to vote proxies has been expressly reserved to the Sub-Adviser or the Trust or otherwise delegated to another party, the Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by a Fund. If the Sub-Adviser has been engaged to vote proxies by the Adviser, the Sub-Adviser shall maintain a record of how the Sub-Adviser voted for such period as required by applicable law or regulation and such record shall be available to the Trust and the Adviser upon its request. The Sub-Adviser shall vote proxies in accordance with its Proxy Voting Policy. The Sub-Adviser may delegate proxy voting to a third-party company provided, however, that the Sub-Adviser remains liable for the proxy voting.

17.
Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail or facsimile, or electronic mail at the address or number stated below.

If to the Trust:
Symmetry Panoramic Trust
151 National Drive Glastonbury, CT  06033Attention:
Facsimile:
Email:

If to the Sub-Adviser:

AQR Capital Management, LLC
Two Greenwich Plaza, Third Floor
Greenwich, CT 06830
Attention:
Facsimile:
Email:

If to the Adviser:

Symmetry Partners, LLC
151 National Drive
Attention:  John Mooney, CCO & General Counsel
Facsimile:  860-734-2003
Glastonbury, CT 06033
Email: jmooney@symmetrypartners.com

18.
Confidential Information. Any information supplied by the Trust, the Funds or the Adviser, which is not otherwise in the public domain, in connection with the Trust, the Funds or the Adviser is to be regarded as confidential and for use only by the Sub-Adviser and/or its agents, and only in connection with the Sub-Adviser’s services under this Agreement. Any information supplied by the Sub-Adviser, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by the Adviser, the Trust, or the Funds and/or their agents, and only in connection with the Funds and their investments. Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) that its directors, officers, employees and advisers abide by these confidentiality provisions.  For the avoidance of doubt, all financial information, data and materials related to the investment strategy the Sub-Adviser provides to the Funds pursuant to this Agreement is considered the Sub-Adviser’s proprietary information and therefore protected as confidential under this Section 18.

19.	Miscellaneous.

(a)
Governing Law. This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b)
Delivery of Form ADV. Concurrently with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Trust a copy of Part 2 of its Form ADV, as revised. The Adviser and the Trust hereby acknowledge receipt of such copy.

(c)	Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)
Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	Agency Relationship. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Trust or the Funds, except as otherwise contemplated herein.

(f)	Prior Agreement. This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties.

(g)
Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

(h)
Limited Liability of the Trust. The Sub-Adviser agrees that the Trust’s obligations under this Agreement shall be limited to each Fund and its assets, as applicable, and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of any Fund nor from any Trustee, officer, employee or agent of the Trust, except as permitted under applicable laws or as permitted under the Trust’s Agreement and Declaration of Trust or other applicable formation document.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

SYMMMETRY PANORAMIC TRUST
By: /s/ Dana D'Auria
Name: Dana D'Auria
 Title: President

AQR CAPITAL MANAGEMENT, LLC

By: /s/ Nicole DonVito
Name: Nicole DonVito
 Title: Senior Counsel & Head of Registered Products

SYMMETRY PARTNERS, LLC

By: /s/ Patrick Sweeny
Name: Patrick Sweeny
 Title: Principal

Investment Sub-Advisory Agreement
EXHIBIT A
Symmetry Panoramic Trust

Fund	Investment Sub-Advisory Fee
Symmetry Panoramic International Equity Fund
Symmetry Panoramic Global Equity Fund
Symmetry Panoramic US Equity Fund

Investment Sub-Advisory Agreement
EXHIBIT B
Symmetry Panoramic Trust

Policy	Date of Policy